Exhibit 99.1

News Release

Investor Relations Contact:	Investor Relations Contact:
P. Steven Melman	Sonia Segovia
V.P. of Investor Relations	Investor Relations Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel: (408) 938-6491
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Updates Fourth Quarter

2008 Outlook

SAN JOSE, Calif.— January 14, 2009—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of yield improvement technologies and services for the integrated circuit (IC) manufacturing process lifecycle, today revised its previously issued financial outlook for its fourth fiscal quarter ended December 31, 2008.

“Our customers’ spending contracted significantly during the fourth quarter of 2008 due to the accelerating weakness in the semiconductor market,” stated chief executive officer John Kibarian.   “This adversely affects PDF Solutions in a number of ways.  New purchases of yield ramp solutions and software are pushed out as customers wait for improved demand and higher utilization of existing technologies.  At the same time, manufacturers have lowered wafer production beyond what was expected and that translates into lower Gain share revenue for the company.”

PDF Solutions currently expects total revenue in the range of $13.5 million to $14.0 million and Gain share revenue in the range of $2.4 million to $2.6 million for the fourth quarter ended December 31, 2008.  The company also expects to incur a material non-cash impairment charge on its goodwill and other intangible assets due to the continued decline of the company’s stock price. Before consideration of the impairment charge, PDF Solutions expects to report an operating loss for the quarter.

John Kibarian, PDF Solutions’ chief executive officer, and Keith Jones, PDF Solutions’ chief financial officer, will host a live teleconference on Thursday, February 5, 2009, beginning at 3:00 p.m. Pacific Time / 6:00 p.m. Eastern Time to discuss the final results and will provide an outlook for the company’s business at that time. A web cast of the call will be available simultaneously on the company’s website.

An archive of the call will be available on the company’s website until Thursday, March 5, 2009 at 11:59 p.m. Pacific Time. To hear the replay when calling from within the United

~more~

States or Canada, call 1-800-642-1687.  When calling from outside of the United States or Canada, call +1-706-645-9291.  The access code for both replay options is 77750622.

About PDF Solutions:

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle.  PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations.  PDF Solutions’ Characterization Vehicle® (CV®) test chips provide the core modeling capabilities, and are used by more leading manufacturers than any other test chips in the industry.  PDF Solutions’ industry leading yield management system software, dataPOWER®, and fault detection and classification software, mæstria®, enhance yield improvement and production control activities at leading fabs around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan, Korea, Singapore, and Taiwan. For the company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, dataPOWER, mæstria, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc.

Forward-Looking Statements:

The statements in this press release regarding PDF Solutions’ outlook for its fourth fiscal quarter ended December 31, 2008, including expected revenue, net loss, and net loss per share, are forward looking and are subject to revision pending the closing of the financial books and completion of an audit by the company’s independent accountants.  Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: completion of the closing of the financial books and completion of an audit by the company’s independent accountants; the existence, materiality or amounts of charges related to non-cash impairment, or other charges expected to be taken for the quarter ended December 31, 2008; anticipated market conditions; the duration of the current economic downturn; the success of and cost associated with cost reduction measures; any unforeseen industry changes; difficulties in modifying PDF’s solutions on a timely basis; and changes in the marketplace for such solutions, including the introduction of products or services competitive with PDF Solutions’ products and services and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, most recently filed for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and its Current Reports on Form 8-K and amendments to such reports.  The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

###